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                     September 30, 2020

       Murielle Lortie
       Chief Financial Officer
       Liminal BioSciences Inc.
       440 Armand-Frappier Boulevard, Suite 300
       Laval, Qu  bec
       Canada
       H7V 4B4

                                                        Re: Liminal BioSciences
Inc.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2019
                                                            Filed March 20,
2020
                                                            File No. 001-39131

       Dear Ms. Lortie:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences